PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

Exhibit 23.1

May 31, 2017

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form S-1/Post-Effective Amendment No. 1 of Kriptech International, corp. of our report dated on March 9, 2017, on our audit of the financial statements of Kriptech International corp. as of September 30, 2016, and the related statements of operations, stockholders’ equity and cash flows from March 20, 2016 (inception) through September 30, 2016 and the reference to us under the caption “Experts.”

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board